For period ended 12-31-08
Registrant Name: American Beacon Funds
File Number: 811-4984

Item 77.C   Submission of matters to a vote of security holders.

A special meeting of shareholders of each of the portfolios of the American Beacon Funds (the "Trust") was held on August 22, 2008. At this meeting, the shareholders of each portfolio of the Trust (the "Funds"), with the exception of the Large Cap Value Fund and the Small Cap Value Fund, approved a new investment management agreement between American Beacon Advisors, Inc. and the Funds. A quorum was not present at the meeting for either the Large Cap Value Fund nor the Small Cap Value Fund, so the meeting with respect to these two Funds was adjourned to a second special shareholder meeting on August 27, 2008. A quorum for the Large Cap Value and Small Cap Value Funds was present at the August 27th meeting, but there were not enough votes in favor of the proposal for shareholder approval. The meeting for these two Funds was adjourned for a third special meeting of shareholders on September 9, 2008, at which a quorum was present for each Fund, and the proposal was approved by shareholders of each Fund. This proposal required a majority of shareholders of each Fund to achieve a quorum. The following are the results of the shareholder votes for this proposal:

Fund	                                For 	         Against	Abstain	         Non-Voting
S&P 500 Index 	                 289,431,895.014	155,950.625 	10,519.062 	12,202,590.957

Small Cap Index	                  42,704,591.148	      -	             -	           261,197.760

International Equity Index	 341,526,620.125	      -	             -	        18,572.641.920


The shareholders of the Trust also approved the re-election of five of the current Trustees and the election of three additional Trustees to the Trust's Board of Trustees. This proposal required a majority of the shareholders of the Trust to vote to achieve a quorum. The following are the results of the election of each Trustee:


Alan D. Feld
Affirmative             12,634,553,751.62
Withhold                   519,818,259.90

W. Humphrey Bogart
Affirmative		12,999,746,162.82
Withhold		   154,625,848.70

Brenda A. Cline
Affirmative		13,009,050,779.42
Withhold		   145,321,232.10

Richard A. Massman
Affirmative		13,004,756,096.42
Withhold		   149,615,915.10

R. Gerald Turner
Affirmative		13,004,259,224.92
Withhold		   150,112,786.60

Thomas M. Dunning
Affirmative		13,003,350,236.48
Withhold		   151,021,775.04

Eugene J. Duffy
Affirmative		12,985,296,316.39
Withhold		    69,075,695.13

Paul J. Zucconi
Affirmative		12,983,378,136.76
Withhold		   170,993,874.76
